News Release	Exhibit 99.1
For Immediate Release 09/27/04

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Lowers Interest Rate and Expands Credit Facility

HOUSTON – September 27, 2004 – (PRNewswire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has amended and improved the terms of its Senior Secured Credit Facility to

•	Decrease by 3.25% the interest rate on the First Lien to LIBOR plus 6.25% and

•	Increase the First Lien by $35 million to $185 million.

In conjunction with the amendment, ATP also retired 1,926,837 of its outstanding warrants. After this transaction, outstanding warrants are reduced from 2,452,336 to only 525,499. Covenants within the facility were amended to provide more flexibility to ATP. The March 2009 maturity and collateral remain unchanged. After the warrant repurchase and closing costs, the amendment provides over $18 million of new liquidity to ATP.

T. Paul Bulmahn, ATP’s Chairman and President said, “The performance of ATP over the past six months was the driver for the improved terms. Lowering our cost of capital and further enhancing our liquidity position were accomplished with this amendment. In addition, by retiring a significant portion of our warrants, we have reduced the dilution to our existing shareholders. In summary, the amended credit facility substantially improves ATP’s financial and operating capabilities.”

Credit Suisse First Boston acted as sole lead arranger for the financing.

About ATP Oil & Gas Corporation

ATP Oil & Gas is a development and production company of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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